Exhibit 99.1

[BRESLER & REINER, INC LOGO APPEARS HERE]

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS SECOND QUARTER 2003 RESULTS

WASHINGTON, D.C. – August 13, 2003: Bresler & Reiner, Inc. reported net income of $2,939,000 or $1.07 per share on revenues of $8,762,000 for the three months ended June 30, 2003. For the comparable period in 2002, the Company reported net income of $2,615,000 or $0.95 per share on revenues of $19,026,000. On a year to date basis, the Company reported 2003 net income of $2,778,000 or $1.01 per share on revenues of $16,247,000. In the prior year, the Company reported net income of $4,560,000, or $1.66 per share, on revenues of $35,058,000 for the six months ended June 30, 2002.

Included in the Company’s June 30, 2003 net income is earnings from the sale of its Maplewood Manor nursing home, which contributed $1,826,000 to the Company’s year to date net income of $2,778,000. Net income from continuing operations, which excludes the operations from, and gain on the sale of, the nursing home, was $1,180,000 and $952,000 for the three and six months ended June 30, 2003, respectively. For the comparable three and six month periods in 2002, the Company’s net income from continuing operations was $2,548,000 and $4,426,000, respectively.

Mr. Sidney M. Bresler, Chief Executive Officer, stated that the decrease in revenues relative to the prior year, for both the three and six months ended June 30, 2003, is primarily attributed to decreased home and lot sales resulting from the completion of two of the Company’s residential subdivisions in 2002 and the reduction in commercial rental revenue resulting from the September 2002 expiration of the GSA office lease at the Waterfront Complex. Mr. Bresler also reported that both the 2003 second quarter and year to date decline in net income relative to the comparable periods in 2002 is primarily the result of the expiration of the GSA office lease, which is offset in part by the gain on the sale of the Maplewood Manor nursing home.

Bresler & Reiner, Inc. engages in residential construction and sales and owns, operates, and manages hotels, apartments and office buildings principally in the Washington, DC metropolitan area.

For additional information, contact:

Sidney M. Bresler, CEO

Bresler & Reiner, Inc.

11140 Rockville Pike

Suite 620

Rockville, MD 20852

301 945 4300

FINANCIAL SUMMARY

	Three Months Ended June 30,
	2003	2002

Revenues	$8,762,000	$19,026,000

Costs & Expenses	7,245,000	12,996,000

Net Income before Income Taxes, Minority Interest, and Discontinued Operations	1,517,000	6,030,000

Income Taxes	298,000	1,635,000

Minority Interest	39,000	1,847,000

Net Income from Continuing Operations	1,180,000	2,548,000

Income from Discontinued Operations, Net of Tax	1,759,000	67,000

Net Income	$2,939,000	$2,615,000

Earnings Per Common Share	$1.07	$0.95

Weighted Average Number of Common Shares Outstanding	2,738,606	2,738,890

	Six Months Ended June 30,
	2003	2002
Revenues	$16,247,000	$35,058,000

Costs & Expenses	14,924,000	23,490,000

Net Income before Income Taxes, Minority Interest, and Discontinued Operations	1,323,000	11,568,000

Income Taxes	259,000	2,838,000

Minority Interest	112,000	4,304,000

Net Income from Continuing Operations	952,000	4,426,000

Income from Discontinued Operations, Net of Tax	1,826,000	134,000

Net Income	$2,778,000	$4,560,000

Earnings Per Common Share	$1.01	$1.66

Weighted Average Number of Common Shares Outstanding	2,738,606	2,738,898